Exhibit 5.1

Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY goodwinlaw.com +44 (0) 20 7447 4200

4 August 2021

Orchard Therapeutics plc

108 Cannon Street

London, EC4N 6EU

Ladies and Gentlemen:

Orchard Therapeutics plc – Registration Statement on Form S-8 – Exhibit 5.1

We have acted as English legal advisers to Orchard Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”) in connection with the preparation and filing of the registration statement on Form S-8 to which this letter is attached as an exhibit (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). For the purposes of this letter, the ordinary shares in the capital of the Company each having a nominal value of £0.10 are referred to as “Ordinary Shares”.

As set out in the Registration Statement, it is proposed that an aggregate of up to 4,914,180 Ordinary Shares (the “Shares”) will be allotted and issued upon the exercise or settlement of equity awards granted under the Orchard Therapeutics plc 2018 Share Option and Incentive Plan, adopted by the Company’s board of directors (the “Board”) on 25 September 2018 and approved by the Company’s shareholders on 25 October 2018 (the “Plan”).

We understand that the existing issued Ordinary Shares are not, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

1.	INTRODUCTION

1.1	Purpose

In connection with the preparation and filing of a registration statement on Form S-8, we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

Goodwin Procter (UK) LLP is a limited liability partnership registered in England and Wales with registered number OC362294. Its registered office is at 100 Cheapside, London, EC2V 6DY. A list of the names of the members of Goodwin Procter (UK) LLP is available for inspection at the registered office. Goodwin Procter (UK) LLP is authorised and regulated by the Solicitors Regulation Authority. Goodwin Procter (UK) LLP is affiliated with Goodwin Procter LLP, which operates in the United States of America.

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4 August 2021

1.3	Legal review

For the purpose of issuing this letter, we have examined such questions of law as we have considered appropriate to give the opinions set forth in this letter. We have reviewed such documents and conducted such enquiries and searches as we have considered appropriate to give the opinions set forth in this letter, including the following documents and the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection on the Company’s file conducted on 4 August 2021 at 10.00 a.m. (London time);

(b)	an enquiry of the Central Index of Winding Up Petitions, London on 4 August 2021 at 10.00 a.m. (London time) ((a) and (b) together, the “Searches”);

(c)

a certificate dated 4 August 2021 signed by the President and Chief Operating Officer of the Company (the “Certificate”) relating to certain factual matters as at the date of the Certificate and having annexed thereto copies (certified by the President and Chief Operating Officer of the Company as being true, complete, accurate and up-to-date in each case) of the following documents:

a.	a PDF copy of the minutes of the meeting of the Board held on 25 September 2018 at which it was resolved, inter alia, to approve the Plan;

b.	a PDF executed copy of the written resolutions passed by the shareholders of the Company on 25 October 2018 approving, inter alia, the Plan;

c.

a PDF executed copy of the resolutions passed by the shareholders of the Company at the general meeting of the Company held on 16 June 2021 at which it was resolved, inter alia, to grant authorities to the Board for the purposes of sections 551 and 570 of the Companies Act 2006, as amended to allot Ordinary Shares or grant rights to subscribe for Ordinary Shares;

d.	a PDF copy of the current articles of association of the Company adopted on 17 June 2020 (the “Articles”); and

e.

PDF copies of (a) the certificate of incorporation of the Company dated 1 August 2018 and (b) the certificate of incorporation on re-registration of the Company as a public limited company dated 29 October 2018,

(d)	a PDF copy of the Plan;

(e)	a draft copy of the Registration Statement as at 4 August 2021 and to be filed with the SEC on 4 August 2021.

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4 August 2021

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts, including the laws of the European Union to the extent having the force of law in England, as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below;

(b)	we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters; and

(c)

we express no opinion in this letter on the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in schedule 1 (Assumptions) to this letter and are subject to each of the reservations set out in schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended, having become effective under the Securities Act;

(b)

the shareholders of the Company having resolved: (i) as may be required, as an ordinary resolution, or within the Company’s articles of association, to authorise the Board pursuant to section 551 of the Companies Act 2006 (the “Companies Act”) to allot Shares, or to grant rights to subscribe for Shares, pursuant to the Plan; and (ii) as may be required, as a special resolution, or within the Company’s articles of association, to empower the directors of the Company pursuant to section 570 of the Companies Act to allot such Shares, and grant such rights (as applicable), free of the restrictions in section 561 of the Companies Act, and such resolutions and authorities remaining in full force and effect and not having expired, been rescinded or amended;

(c)

the delegation of authority to the compensation committee of the Board (the “Compensation Committee”) having been validly effected (inter alia, in accordance with the Articles, the Companies Act and the Plan);

(d)	the Board and the shareholders of the Company having validly approved the Plan;

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4 August 2021

(e)	the Board or the Compensation Committee having validly granted the awards in respect of the Shares under the Plan;

(f)

the receipt in full of payment for the Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) of not less than the aggregate nominal value for such Shares, assuming in each case that the individual grants or awards under the Plan are duly authorised by all necessary corporate action (as described in (e) above) and duly granted or awarded and exercised in accordance with the requirements of law, the Company’s articles of association and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith); and

(g)	valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered in accordance with the terms and conditions referred to in the Plan and as described in the Registration Statement, will be duly and validly authorised and issued, fully paid (subject to the receipt of valid consideration by the Company for the issue thereof) or credited as fully paid and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the transactions contemplated by the Plan.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Orchard Therapeutics plc

4 August 2021

Yours faithfully

/s/ Goodwin Procter (UK) LLP

Goodwin Procter (UK) LLP

Orchard Therapeutics plc

4 August 2021

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)

the genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b)

that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;

(c)

that the Articles remain in full force and effect, and no alteration has been made or will be made to such articles of association, in each case prior to the relevant date of allotment and issue of the Shares (the “Allotment Date”);

(d)

on the relevant Allotment Date the Company will comply with all applicable laws to allot and issue the Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium;

(e)	that the Plan remains in full force and effect and no alteration has been made or will be made to the Plan prior to an Allotment Date;

(f)

that the contents of the Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and there is no fact or matter not referred to in the Certificate which could make any of the information in the Certificate inaccurate or misleading;

(g)

that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at the relevant Allotment Date;

(h)

that (i) the resolutions described in the written resolutions of the Board provided to us in connection with the giving of this opinion or otherwise contemplated in connection with the matters referred to herein were and/or will be duly passed as written resolutions of the Board, all constitutional, statutory and other formalities were and/or will be observed and such resolutions have not been, and will not be, revoked or varied and remain in full force and effect and will remain so at each Allotment Date; and (ii) the proceedings and resolutions described in the minutes of the meetings of the Board provided to us in connection with the giving of this opinion or otherwise contemplated in connection with the matters referred to herein were and/or will be duly conducted as so described, and that each of the meetings referred to therein was and/or will be duly constituted, convened and conducted and all constitutional, statutory and other formalities were and/or will be duly observed (including, if

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applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote), a quorum was and/or will be present throughout, the requisite majority of directors voted and/or will vote in favour of approving the resolutions and the resolutions passed thereat were and/or will be duly adopted, have not been and will not be revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

(i)

that the resolutions of the shareholders of the Company provided to us in connection with the giving of this opinion and as referred to at paragraph 1.3(c)(c) of this letter or otherwise contemplated in connection with the matters referred to herein were and/or will be duly passed, all constitutional, statutory and other formalities were and/or will be observed in relation to such resolutions and such resolutions have not been and/or will not be revoked or varied and will not be revoked or varied prior to each Allotment Date and remain in full force and effect and will remain in full force and effect as at each Allotment Date;

(j)

that at the time of each allotment and issue of any Shares the Company shall have received in full “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the subscription price payable for such Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all such Shares shall have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date;

(k)

that in relation to the allotment and issue of the Shares, the directors of the Company have acted and will act in the manner required by section 172 of the Companies Act (Duty to promote the success of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company;

(l)

in relation to any allotment and issue of any Shares by the Company pursuant to the Plan, that the recipient will have become entitled to such Shares under the terms of the Plan such Shares or rights over Shares will, where applicable, be fully vested each in accordance with the terms of the Plan and such recipient has or will have complied with all other requirements of the Plan in connection with the allotment and issue of such Shares;

(m)

that all awards have been made under the terms of the Plan, that the terms of all awards have not materially deviated from the terms set out in the Plan and that any Shares will be allotted and issued in accordance with the terms set out in the Plan and in accordance with the Articles;

(n)	that the Plan has been validly adopted and no alteration has been or shall be made to the Plan since the date of their respective adoption except to the extent expressly set out in this letter;

(o)

that immediately prior to each Allotment Date, the directors of the Company and/or the Compensation Committee had or shall have sufficient authority and powers conferred upon them to allot and issue such Shares and grant such rights (as applicable) under section 551 of the Companies Act and under section 570 of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue or grant, and the directors of the Company and/or the Compensation Committee shall not allot or issue (or purport to allot or issue) Shares and shall not grant rights (or purport to grant rights) to acquire Shares in excess of such powers or in breach of any other limitation on their power to allot and issue Shares or grant rights to acquire Shares;

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(p)

that in relation to the allotment and issuance of Shares pursuant to the Plan or otherwise to an employee benefit trust, that such Shares will be allotted and issued in accordance with the terms of the Plan, the Articles and the requirements of all applicable laws;

(q)	that no Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency);

(r)

that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(s)	that in issuing and allotting and granting rights to acquire Shares and administering the Plan, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA; and

(t)

that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company).

Orchard Therapeutics plc

4 August 2021

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)

the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, and the available records may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions in England may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding Up Petitions in England are not capable of revealing whether or not a winding up petition or a petition for the making of an administration order has been presented and, further, notice of a winding up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. Further, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in England. We have not made enquiries of any District Registry or County Court in England;

(b)

the opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)

save for the matters set out in the Certificate, we have made no enquiries of any individual connected with the Company and have relied entirely on the facts, statements and confirmations contained in the Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Certificate;

(e)

we express no opinion on the compliance of the Plan, or the compliance of any award made under the Plan, with the rules or regulations of the NASDAQ Stock Market LLC or the rules or regulations of any other securities exchange that are applicable to the Company;

(f)

we express no opinion in relation to the legality, enforceability or validity of the Plan or any award agreement entered into pursuant to the Plan. In particular, but without prejudice to the generality of the foregoing, we have assumed that the Shares to be allotted under the Plan or any such award agreement will be paid up in full (as to their nominal value and any premium) in cash (within the meaning of section 583(1) of the Companies Act) and we express no opinion as to whether any consideration other than “cash consideration” (as such term is defined in section 583(3) of the Companies Act) which might be paid, or purport to be paid, for the Shares would result in such Shares being validly issued, fully paid and not subject to any call for payment of further capital;

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(g)

a certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error; and

(h)

it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.